Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Intralinks Holdings, Inc.’s Annual Report on Form 10K for the year ending December 31, 2015.

/s/ PricewaterhouseCoopers LLP

New York, New York
July 29, 2016